                                                                       Exhibit 3

                                                                  CONFORMED COPY

                            BRIDGE FACILITY AGREEMENT

                             DATED 14th APRIL, 2003

                                 U.S.$14,000,000

                                 BRIDGE FACILITY

                                       for

                             OHSEA HOLDINGS LIMITED

                                   PROVIDED BY

                           GMAC COMMERCIAL FINANCE PLC

                                 ALLEN & OVERY

                                     London

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                                    CONTENTS

Clause                                                                      Page
------                                                                      ----
1.   Interpretation...........................................................1
2.   Facility.................................................................7
3.   Purpose..................................................................7
4.   The Scheme...............................................................7
5.   Maximum Number of Loans..................................................9
6.   Utilisation..............................................................9
7.   Repayment...............................................................10
8.   Prepayment and cancellation.............................................10
9.   Interest................................................................11
10.  Terms...................................................................12
11.  Market disruption.......................................................13
12.  Taxes...................................................................13
13.  Increased Costs.........................................................16
14.  Mitigation..............................................................16
15.  Payments................................................................17
16.  Representations.........................................................18
17.  Information covenants...................................................20
18.  General covenants.......................................................21
19.  Default.................................................................23
20.  Evidence and calculations...............................................26
21.  FEES....................................................................27
22.  Indemnities and break costs.............................................27
23.  Expenses................................................................28
24.  Amendments and waivers..................................................29
25.  Changes to the Parties..................................................29
26.  Disclosure of information...............................................30
27.  Set-off.................................................................30
28.  Severability............................................................31
29.  Counterparts............................................................31
30.  Notices.................................................................31
31.  Governing law...........................................................32

Schedules

1.   Pre-Signing.............................................................33
2.   Form of Request.........................................................35
3.   Form of Security Agreement..............................................36
4.   Group Structure.........................................................47

Signatories..................................................................48

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THIS AGREEMENT is dated 14th April, 2003

BETWEEN:

(1)  OHSEA HOLDINGS LIMITED (registered number 4493380) (the Company); and

(2)  GMAC COMMERCIAL FINANCE PLC as lender (the Lender).

IT IS AGREED as follows:

1.   INTERPRETATION

1.1  Definitions

     In this Agreement:

     Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

     Availability Period means the period from and including the date of this Agreement to and including the Term Date.

     Break Costs means the amount (if any) which the Lender is entitled to receive under this Agreement as compensation if any part of the Loan or overdue amount is prepaid.

     Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London and New York City.

     Circular means the circular relating to the Scheme, to be distributed to Target shareholders and option holders.

     Commitment means U.S.$14,000,000 to the extent not cancelled, transferred or reduced under this Agreement.

     Court Meeting means the meeting of the holders of the Shares convened by the order of the High Court of Justice and directed to consider and vote on whether to approve the Scheme pursuant to Section 425 (and, if applicable any adjournment of any such meeting or any further such meeting(s) convened for such purposes.)

     Default means:

     (a)  an Event of Default; or

     (b) an event which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents (provided it is capable of being made) in each case under Clause 19 (Default) or any combination of them) an Event of Default.

     EGM means the extraordinary general meeting of Target shareholders convened to consider and vote on the resolutions necessary to implement the Scheme (and, if applicable, any adjournment of the meeting or any further such meetings convened for that purpose.)

     Event of Default means an event specified as such in this Agreement.

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     Facility means the credit facility made available under this Agreement.

     Facility Office means the office(s) through which the Lender will perform its obligations under this Agreement.

     Fee Letter means the fee letter between the Company and the Lender and to be dated on or around the date of this Agreement.

     Filing Date means the date upon which an office copy of the order of the High Court of Justice sanctioning the Scheme under Section 425 is filed with the Registrar of Companies for registration and confirming the reduction of capital provided for by the Scheme under Section 137 of the Companies Act 1985.

     Final Maturity Date means the date falling 90 days after the Funding Date.

     Finance Document means this Agreement, the Fee Letter, the Security Agreement or any other document designated as such by the Lender and the Company.

     Financial Due Diligence Report means the report addressed to the Company and the Lender and prepared by PricewaterhouseCoopers LLP on Target dated 4th March, 2003.

     Financial Indebtedness means any indebtedness for or in respect of:

     (a)  moneys borrowed;

     (b)  any acceptance credit;

     (c)  any bond, note, debenture, loan stock or other similar instrument;

     (d)  any redeemable preference share;

     (e)  any finance or capital lease;

     (f) receivables sold or discounted (otherwise than on a non-recourse basis);

     (g) the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

     (h) any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark to market value of the derivative transaction will be used to calculate its amount);

     (i) any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

     (j) any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

     (k) any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in paragraphs (a) to
          (j) above.

     Funding Date means the date upon which the Scheme is funded, being no later than 14 days after the Filing Date.

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     GAAP means generally accepted accounting principles in the UK.

     Group means the Company and its Subsidiaries.

     Holding Company means a holding company within the meaning of section 736 of the Companies Act 1985.

     Increased Cost means:

     (a)  an additional or increased cost;

     (b) a reduction in the rate of return under a Finance Document or on its overall capital; or

     (c)  a reduction of an amount due and payable under any Finance Document,

     which is incurred or suffered by the Lender or any of its Affiliates but only to the extent attributable to the Lender having entered into any Finance Document or funding or performing its obligations under any Finance Document.

     Legal Due Diligence Report means the report on Target addressed to the Company, C.S. Services Limited, the Lender, and GMAC Commercial Finance LLC and prepared by Allen & Overy, dated on or around 14th April, 2003.

     LIBOR means for a Term of the Loan or overdue amount the rate quoted by the Lender to leading banks in the London interbank market as of 11.00 a.m. on the Rate Fixing Day for the offering of deposits in U.S. Dollars for a period comparable to that Term.

     Loan means, unless otherwise stated in this Agreement, the principal amount of borrowing under this Agreement or the principal amount outstanding of that borrowing.

     Margin means 3.250 per cent. per annum. The Margin will automatically rise to 3.75 per cent. per annum on the Final Maturity Date.

     Material Adverse Effect means a material adverse effect on:

     (a)  the business or financial condition of the Group as a whole;

     (b) the ability of the Company to perform its material obligations under any Finance Document; or

     (c)  the validity or enforceability of any Finance Document.

     Material Subsidiary means, at any time, a Subsidiary of the Company whose turnover (excluding intra-Group items) then equals or exceeds 10 per cent. of the consolidated turnover of the Group.

     For this purpose:

     (a) the turnover of a Subsidiary of the Company will be determined from its financial statements (unconsolidated if it has Subsidiaries) upon which the latest audited financial statements of the Group have been based;

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     (b)  if a Subsidiary of the Company becomes a member of the Group after the date on which the latest audited financial statements of the Group have been prepared, the turnover of that Subsidiary will be determined from its latest financial statements;

     (c) the turnover of the Group will be determined from its latest audited financial statements, adjusted (where appropriate) to reflect the turnover of any company or business subsequently acquired or disposed of; and

     (d) if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of the Company, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

     If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the auditors of the Company will be, in the absence of manifest error, conclusive.

     Original Press Release means the press release proposed to be released by the Company on or about 15th April, 2003 relating to the Scheme.

     Party means a party to this Agreement.

     Rate Fixing Day means the second Business Day before the first day of a Term for the Loan or such other day as the Lender determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

     Repeating Representations means any of the following representations contained in the Agreement: (i) 16.2 (Status); 16.3 (Powers and Authority);
     16.4 (Legal Validity) 16.5 (Non-conflict); 16.6 (No Default); and 16.7 (Authorisations).

     Request means the request for the Loan, substantially in the form of
     Schedule 2 (Form of Request).

     Scheme means the scheme of arrangement proposed to be made by Target and the holders of the Shares pursuant to Section 425 as described in the Original Press Release and the Circular.

     Scheme Costs means all banking, financial advisory, brokerage, foreign exchange hedging, accountancy, legal, public relations and other fees and commissions, out-of pocket costs and expenses and stamp registration, transfer and similar taxes incurred by or on behalf of the Company in connection with the Scheme or otherwise in connection with the negotiation, preparation, execution and implementation of the Scheme and the Finance Documents.

     Section 425 means section 425 of the Companies Act 1985.

     Security Agreement means a security agreement in the form of Schedule 3 (Form of Security Agreement).

     Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement having a similar effect.

     Shares means the shares in the capital of the Target to be cancelled under the Scheme in the event that the Scheme becomes effective or any other shares in the Target which are acquired by the Company for cash, whether by exercise of any options or otherwise.

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     Sterling means the lawful currency for the time being of the United
     Kingdom.

     Subsidiary means:

     (a) a subsidiary within the meaning of section 736 of the Companies Act 1985; and

     (b) unless the context otherwise requires, a subsidiary undertaking within the meaning of section 258 of the Companies Act 1985.

     Target means Professional Staff PLC (Registered number 2459997).

     Take Out Facilities has the meaning given to it in Clause 18.11 (De-listing, de-registration and re-incorporation of Target)

     Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

     Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

     Tax Payment means a payment made by the Company to the Lender in any way related to a Tax Deduction or under any indemnity given by the Company in respect of Tax under any Finance Document.

     Term means each period determined under this Agreement by reference to which interest on the Loan or an overdue amount is calculated.

     Term Date means the date following six months from the date of this Agreement.

     U.K. means the United Kingdom.

     U.S. Dollars and U.S.$ means the lawful currency for the time being of the United States of America.

     Utilisation Date means the date on which the Facility is utilised.

1.2  Construction

(a)  In this Agreement, unless the contrary intention appears, a reference to:

     (i) an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

          assets includes present and future properties, revenues and rights of every description;

          an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

          disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

          indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

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          a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

          a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

     (ii) a currency is a reference to the lawful currency for the time being of the relevant country;

     (iii) a Default being outstanding means that it has not been remedied or waived;

     (iv) a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

     (v) a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

     (vi) a person includes its successors in title, permitted assigns and permitted transferees;

     (vii) a Finance Document or another document is a reference to that Finance Document or other document as amended; and

     (viii) a time of day is a reference to London time.

(b) Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

     (i) if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

     (ii) if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

     (iii) notwithstanding sub-paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c) Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and notwithstanding any term of any Finance Document, the consent of any third party is not required for any variation (including any release or compromise of any liability) or termination of that Finance Document.

(d)  Unless the contrary intention appears:

     (i) a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

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     (ii) a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and


     (iii) any obligation of the Company under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of the Company is or may be outstanding under the Finance Documents.

(e)  The headings in this Agreement do not affect its interpretation.

2.   FACILITY

     Subject to the terms of this Agreement, the Lender makes available to the Company a term loan facility in an amount equal to the Commitment.

3.   PURPOSE

3.1  Loan

     The Loan may only be used, first, to finance the acquisition of the Shares and, to the extent that any amount of the Loan remains after the acquisition of the Shares has been financed, to finance the Scheme Costs.

3.2  No obligation to monitor

     The Lender is not bound to monitor or verify the utilisation of the Facility.

4.   THE SCHEME

4.1  Defined terms

     In this Subclause:

     Certain Funds Period means the period beginning on the date of this Agreement and ending on (and including) the earlier of:

     (a)  the Funding Date; and

     (b)  the Term Date.

     Code means The City Code on Takeovers and Mergers.

     Major Breach means a breach of Clause 4.6 (Amendments and waivers of the Scheme)

     Major Default means any of the following Events of Default:

     (a) Clause 19.2 (Non-payment) but limited to the failure to make payments to be made under Clause 21 (Fees);

     (b) Clause 19.3 (Breach of other obligations) but only as the result of a Major Breach;

     (c) Clause 19.4 (Misrepresentation) but only as the result of a Major Representation;

     (d) Clauses 19.6 (Insolvency) and 19.7 (Insolvency proceedings) but, in either case, only insofar as (i) the Company takes any corporate action or commences legal proceedings for its own winding-up, dissolution, administration or insolvent reorganisation, (ii) an order is made for the winding-up, dissolution, administration or insolvent reorganisation of the Company, or (iii) a liquidator, receiver; administrator, or administrative receiver is appointed in respect of the Company or all or substantially all of its assets or revenues; and

     (e) Clause 19.10 (Effectiveness of Finance Documents), save that, for these purposes Clause 19.10(b) should read "the Company repudiates a Finance Document".

     Major Representation means any of the following representations contained in this Agreement:

     (a)  Clause 16.2 (Status) other than Clause 16.2(c);

     (b)  Clause 16.3 (Powers and authority); or

     (c)  Clause 16.4 (Legal validity).

     Panel means the Panel on Takeovers and Mergers.

     Target Group means the Target and its Subsidiaries.

4.2  Press releases

(a) The Company must issue the Original Press Release on the date following the date of this Agreement.

(b) Unless required by any law or regulation (including the Code), the rules of the Nasdaq National Market or as required by the Panel, the Company must not make any statement or announcement (other than the Original Press Release) containing any information or statement concerning the Finance Documents or the Lender without the prior approval of the Lender. The approval of the Lender must not be unreasonably withheld or delayed.

4.3  Conditions precedent

(a) The Request for the Loan may not be given until the Lender has received all of the documents and evidence set out in paragraph (b) below.

(b) The documents and evidence referred to in paragraph (a) above are as follows:

     (i)  a copy of registration of the Scheme from the Registrar of Companies;
          and

     (ii) a certified copy of the order of the High Court of Justice sanctioning the Scheme under Section 425.

     The Lender will confirm receipt of the documents to the Company on receipt.

4.4  Certain Funds

(a) Notwithstanding any term of this Agreement, during the Certain Funds Period the Lender is not entitled to:

     (i)  refuse to make available the Loan;

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     (ii) cancel the Commitment;

     (iii) exercise any right of rescission or similar right or remedy which it may have in relation to the Loan or this Agreement; or

     (iv) accelerate or cause repayment of the Loan,

     except as provided below in this Subclause.

(b) Paragraph (a) does not apply, and the Lender shall be entitled to (i) refuse to make available the Loan, (ii) cancel the Commitment, (iii) exercise any right of rescission or similar right or remedy which it may have in relation to a Loan or (iv) accelerate or cause repayment of the Loan, if the entitlement arises because:

     (i) a Major Representation is not correct in any material respect or will not be correct in any material respect immediately after the Loan is made;

     (ii) a Major Default is outstanding or will result from the making of the Loan; or

     (iii) it is unlawful for the Lender to make available the Loan.

(c) Nothing in this Subclause will affect the rights of the Lender in respect of any outstanding Default upon expiry of the Certain Funds Period irrespective of whether that Default occurred during the Certain Funds Period or not. Nor shall this Subclause affect the rights of the Lender to charge default interest in compliance with Clause 9.3 (Interest on overdue amounts).

4.5  Compliance

     The Company must comply in all material respects with the Companies Act 1985, the Code and any applicable U.S. legislation in relation to the Scheme, as they shall be applicable to the Company.

4.6  Amendments and waivers of the Scheme

(a) The Company must not waive or amend any condition of the Scheme in any material respect without the consent of the Lender.

(b) In giving or withholding its consent to any requested waiver or amendment of any condition of the Scheme, the Lender will treat itself as bound by Rule 13 of the Code as if it were subject to the jurisdiction of the Panel.

5.   MAXIMUM NUMBER OF LOANS

     Only one Loan may be borrowed.

6.   UTILISATION

6.1  Giving of Request

(a) The Company may borrow the Loan by giving to the Lender a duly completed Request.

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(b)  Unless the Lender otherwise agrees, the latest time for receipt by the
     Lender of a duly completed Request is 11.00 a.m. one Business Day before the Rate Fixing Day for the proposed borrowing.

(c)  The Request is irrevocable.

6.2  Completion of the Request

     The Request for the Loan will not be regarded as having been duly completed unless:

     (a) the Utilisation Date is a Business Day falling within the Availability Period; and

     (b)  the proposed Term complies with the terms of this Agreement.

6.3  Advance of Loan

     If the conditions set out in this Agreement have been met, the Lender must make the Loan available to the Company on the Utilisation Date.

7.   REPAYMENT

     The Company must repay the Loan in full on or before the Final Maturity
     Date.

8.   PREPAYMENT AND CANCELLATION

8.1  Mandatory prepayment - illegality

(a) The Lender must notify the Company promptly if it becomes aware that it is unlawful for the Lender to perform any of its obligations under a Finance Document or to fund or maintain the Loan.

(b)  After notification under paragraph (a) above:

     (i) the Company must repay or prepay the Lender the Loan made to it on the date specified in paragraph (c) below; and

     (ii) the Commitment will be immediately cancelled.

(c)  The date for repayment or prepayment of the Loan will be:

     (i) the Business Day following receipt by the Company of notice from the Lender; or

     (ii) if later, the latest date allowed by the relevant law.

8.2  Voluntary prepayment

     The Company may, by giving not less than two Business Days' prior notice to the Lender, prepay the Loan at any time in whole.

8.3  Automatic cancellation

     The Commitment will be automatically cancelled at the close of business on the last day of the Availability Period.

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

8.4  Involuntary prepayment and cancellation

(a) If the Company is, or will be, required to pay to the Lender a Tax Payment or an Increased Cost, the Company may, while the requirement continues, give notice to the Lender requesting prepayment and cancellation.

(b)  After notification under paragraph (a) above:

     (i) the Company must repay or prepay the Loan made to it on the date specified in paragraph (c) below; and

     (ii) the Commitment will be immediately cancelled.

(c) The date for repayment or prepayment of the Loan will be the last day of the current Term for the Loan or, if earlier, the date specified by the Company in its notification.

8.5  Partial prepayment of Loan

     No amount of the Loan prepaid under this Agreement may subsequently be re-borrowed.

8.6  Miscellaneous provisions

(a) Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s).

(b) All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c) No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(d) No amount of the Commitment cancelled under this Agreement may subsequently be reinstated.

9.   INTEREST

9.1  Calculation of interest

     The rate of interest on the Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:

     (a)  Margin; and

     (b)  LIBOR.

9.2  Payment of interest

     Except where it is provided to the contrary in this Agreement, the Company must pay accrued interest on the Loan made to it quarterly in arrears.

                                       11

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9.3  Interest on overdue amounts

(a) If the Company fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Lender pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b) Interest on an overdue amount is payable at a rate determined by the Lender to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount. For this purpose, the Lender may (acting reasonably):

     (i)  select successive Terms of any duration of up to three months; and

     (ii) determine the appropriate Rate Fixing Day for that Term.

(c) Notwithstanding paragraph (b) above, if the overdue amount is the principal amount of the Loan and becomes due and payable prior to the last day of its current Term, then:

     (i) the first Term for that overdue amount will be the unexpired portion of that Term; and

     (ii) the rate of interest on the overdue amount for that first Term will be one per cent. per annum above the rate then payable on that Loan.

     After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d) Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

9.4  Notification of rates of interest

     The Lender must promptly notify the Company of the determination of a rate of interest under this Agreement.

10.  TERMS

10.1 Selection

(a)  The Loan has successive Terms.

(b) The Company must select the first Term for the Loan in the Request and each subsequent Term in an irrevocable notice received by the Lender not later than 11.00 a.m. one Business Day before the Rate Fixing Day for that Term. Each Term for the Loan will start on the earlier of (i) its Utilisation Date, or (ii) on the expiry of its preceding Term.

(c) If the Company fails to select a Term for the outstanding Term Loan under paragraph (b) above, that Term will, subject to the other provisions of this Clause, be one month.

(d) Subject to the following provisions of this Clause, each Term for the Loan will be a number of days up to seven days, one or two weeks or one, two or three months or any other period agreed by the Company and the Lender.

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

10.2 No overrunning the Final Maturity Date

     If a Term would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

10.3 Other adjustments

     The Lender and the Company may enter into such other arrangements as they may agree for the adjustment of Terms.

11.  MARKET DISRUPTION

11.1 Market disruption

(a) If the Lender determines that adequate and fair means do not exist for ascertaining LIBOR for the Loan, it must promptly notify the Company.

(b) After notification under paragraph (a) above, the rate of interest on the Loan for the relevant Term will be the aggregate of the applicable:

     (i)  Margin; and

     (ii) rate notified by the Lender to the Company as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to the Lender of funding the Loan from whatever source it may reasonably select.

11.2 Alternative basis

(a) After receipt of any notification under this Clause, if the Lender or the Company so requires, the Company and the Lender must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the Loan.

(b)  Any alternative basis agreed will be binding on each Party.

12.  TAXES

12.1 General

     In this Clause:

     Qualifying Lender means:

     (a) a bank which is within the charge to U.K. corporation tax in respect of, and beneficially entitled to, a payment of interest on a Loan made by a person that was a bank for the purposes of section 349 of the Income and Corporation Taxes Act 1988 (as currently defined in section 840A of the Income and Corporation Taxes Act 1988) at the time the Loan was made;

     (b)  a company resident in the U.K. for tax purposes;

     (c) a partnership each member of which is a company resident in the U.K. for tax purposes; or

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

     (d) a company not resident in the U.K. for tax purposes which carries on a trade in the U.K. through a branch or agency and brings into account payments made to it under this Agreement in computing its chargeable profits for the purpose of section 11(2) of the Income and Corporation Taxes Act 1988, which, in the case of (b), (c) and (d), is beneficially entitled to payments made to it under this Agreement and which has provided to the Company and not retracted confirmation of the above.

     Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).

12.2 Tax gross-up

(a) The Company must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b)  If:

     (i)  the Lender is not, or ceases to be, a Qualifying Lender; or

     (ii) the Company or the Lender is aware that the Company must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction),

     then it must promptly notify the other Party.

(c) Except as provided below, if a Tax Deduction is required by law to be made by the Company or the Lender, the amount of the payment due from the Company will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d) Except as provided below, the Company is not required to make an increased payment under paragraph (c) above to a Lender that is not, or has ceased to be, a Qualifying Lender in excess of the amount that the Company would have had to pay has the Lender been, or not ceased to be, a Qualifying Lender.

(e) Paragraph (d) above will not apply if the Lender has ceased to be a Qualifying Lender by reason of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or double taxation agreement or any published practice or concession of any relevant taxing authority.

(f) If the Company is required to make a Tax Deduction, it must make the minimum Tax Deduction and must make any payment required in connection with that Tax Deduction within the time allowed by law.

(g) Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Company must deliver to the Lender evidence satisfactory to the Lender (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

(h)  Any confirmation by the Lender of its status for the purpose of paragraphs
     (b), (c) and (d) of the definition of Qualifying Lender must be given to the Company on or promptly after the date it becomes the Lender. The Lender must promptly notify the Company of any change to its status that may affect any confirmation made by it.

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12.3 Tax indemnity

(a) Except as provided below, the Company must indemnify the Lender against any loss or liability which the Lender reasonably determines will be or has been suffered by it for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b) Paragraph (a) above does not apply to any Tax assessed on the Lender under the laws of the jurisdiction in which:

     (i) the Lender is incorporated or, if different, the jurisdiction (or jurisdictions) in which the Lender is treated as resident for tax purposes; or

     (ii) the Lender's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

     if that Tax is imposed on or calculated by reference to the net income received or receivable by the Lender. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Lender, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c) If the Lender makes, or intends to make, a claim under paragraph (a) above, it must promptly notify the Company of the event which will give, or has given, rise to the claim and provide evidence of its calculations.

12.4 Tax Credit

     If the Company makes a Tax Payment and the Lender (in its absolute discretion) determines that:

     (a)  a Tax Credit is attributable to that Tax Payment; and

     (b)  it has used and retained that Tax Credit,

     the Lender must pay an amount to the Company which the Lender determines (in its absolute discretion) will leave it (after that payment) in the same after-tax position as it would have been if the Tax Payment had not been made by the Company.

12.5 Stamp taxes

     The Company must pay and indemnify the Lender against any stamp duty, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document.

12.6 Value added taxes

(a) Any amount (including costs and expenses) payable under a Finance Document by the Company is exclusive of any value added tax or any Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Company must pay to the Lender (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

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

(b) The obligation of the Company under paragraph (a) above will be reduced to the extent that the Lender determines (acting reasonably) that it is entitled to repayment or a credit in respect of the relevant Tax.

13.  INCREASED COSTS

13.1 Increased Costs

     Except as provided below in this Clause, the Company must pay to the Lender the amount of any Increased Cost incurred by the Lender or any of its Affiliates as a result of:

     (a) the introduction of, or any change in, or any change in the interpretation or application of, any law or regulation; or

     (b)  compliance with any law or regulation,

     made after the date of this Agreement.

13.2 Exceptions

     The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:

     (a) compensated for under another Clause or would have been but for an exception to that Clause;

     (b) a tax on the overall net income of the Lender or any of its Affiliates; or

     (c) attributable to the Lender or any of its Affiliates failing to comply with any law or regulation.

13.3 Claims

     The Lender must notify the Company promptly of the circumstances giving rise to, and the amount of, the claim.

14.  MITIGATION

14.1 Mitigation

(a) The Lender must, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

     (i)  any Tax Payment or Increased Cost being payable to the Lender;

     (ii) the Lender being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality; or

     (iii) the Lender incurring any cost of complying with the minimum reserve requirements of the European Central Bank,

     including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

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

(b) The Company must indemnify the Lender for all costs and expenses reasonably incurred by it as a result of any step taken by it under this Subclause.

(c) The Lender is not obliged to take any step under this Subclause if, in its opinion (acting reasonably), to do so might be prejudicial to it.

14.2 Conduct of business by the Lender

     No term of this Agreement will:

     (a) interfere with the right of the Lender to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

     (b) oblige the Lender to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

     (c) oblige the Lender to disclose any information relating to its affairs (Tax or otherwise).

15.  PAYMENTS

15.1 Place

     Unless a Finance Document specifies that payments under it are to be made in another manner, all payments under a Finance Document must be made to the relevant Party to its account at such office or bank in the principal financial centre of the country of the relevant currency as it may notify to the other Party for this purpose by not less than five Business Days' prior notice.

15.2 Funds

     Payments under the Finance Documents to the Lender must be made for value on the due date at such times and in such funds as the Lender may specify to the Company as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

15.3 Currency

(a) Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

(b) Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c) A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated on its due date.

(d) Amounts payable in respect of costs and expenses are payable in the currency in which they are invoiced.

(e) Each other amount payable under the Finance Documents is payable in U.S. Dollars.

15.4 No set-off or counterclaim

     All payments made by the Company under the Finance Documents must be made without set-off or counterclaim.

15.5 Business Days

(a) If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Lender determines is market practice.

(b) During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

15.6 Timing of payments

     If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the Lender.

16.  REPRESENTATIONS

16.1 Representations

     The representations set out in this Clause are made by the Company to the Lender.

16.2 Status

(a) It is a limited liability company, duly incorporated and validly existing under the laws of England and Wales.

(b) It has the power to own its assets and carry on its business as it is being conducted.

(c)  Since the date of its incorporation, it has not traded.

16.3 Powers and authority

     It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Finance Documents to which it is a party.

16.4 Legal validity

     Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under this Agreement, each Finance Document to which it is a party is its legally binding, valid and enforceable obligation.

16.5 Non-conflict

     The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not conflict with:

     (a)  any law or regulation applicable to it;

     (b)  its constitutional documents; or

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

     (c)  any document which is binding upon it or any of its assets,

     in each case, in a manner which is likely to have a Material Adverse
     Effect.

16.6 No default

(a) No Default is outstanding or will result from the execution of, or the performance of any transaction contemplated by, any Finance Document; and

(b) no other event is outstanding which constitutes a default under any document which is binding on it or any of its Subsidiaries or any of its or its Subsidiaries' assets to an extent or in a manner which is reasonably likely to have a Material Adverse Effect.

16.7 Authorisations

     Except for registration of the Security Agreement under the Companies Act 1985, all authorisations required by it in connection with the entry into, performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect.

16.8 Litigation

     Except as previously disclosed to the Lender, in relation to potential litigation in California against S. Com Inc. and Target relating to the payment of overtime premiums, no litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which are reasonably likely to have a Material Adverse Effect.

16.9 Information

(a) All information supplied by it to the Lender about itself in connection with the Finance Documents is true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given; and

(b) it has not omitted to supply any information about itself which, if disclosed, might make the information supplied untrue or misleading in any material respect.

16.10 Taxes on payments

     As at the date of this Agreement, all amounts payable by it under the Finance Documents may be made without any Tax Deduction, provided the Lender is a Qualifying Lender (as defined in Clause 12 (Taxes)).

16.11 Stamp duties

     As at the date of this Agreement, no stamp or registration duty of similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Finance Document.

16.12 Group Structure

     So far as the Company is aware, immediately following the date upon which the Scheme becomes effective, the Group will comprise the companies listed in, and the structure of the Group will be as set out in, Schedule 4 (Group structure) (ignoring for the purposes of this representation, Subsidiaries of the Target which are disposed of, liquidated or acquired between the date of this Agreement and that time).

16.13 Times for making representations

(a) The representations set out in this Clause are made by the Company on the date of this Agreement.

(b) The Repeating Representations are deemed to be repeated by the Company on the date of the Request and the first day of each Term.

(c) When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

17.  INFORMATION COVENANTS

17.1 Financial statements

(a)  The Company must supply to the Lender:

     (i) its monthly management accounts comprising the summarised trading results and summarised cash flow statements;

     (ii) its annual projections; and

     (iii) an aggregated closing balance sheet which must be supplied within three months of the acquisition by the Company of the Target, prepared by the Company and reviewed by PricewaterhouseCoopers LLP.

(b) All financial statements must be supplied as soon as they are available and in the case of the Company's monthly management accounts, within 20 days of the end of the relevant financial period.

17.2 Form of financial statements

(a) The Company must ensure that each set of financial statements supplied under this Agreement fairly represents its financial condition (consolidated or otherwise) as at the date to which those financial statements were drawn up.

(b) The Company shall procure that each set of financial statements is prepared using GAAP.

17.3 Information - miscellaneous

     The Company must supply to the Lender:

     (a) promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending and which might, if adversely determined, have a Material Adverse Effect;

     (b) promptly on request, a list of the then current Material Subsidiaries; and

     (c) promptly on request, such further information regarding the financial condition and operations of the Group as the Lender may reasonably request.

17.4 Notification of Default

(a) The Company must notify the Lender of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b) Promptly on request by the Lender, the Company must supply to the Lender a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

18.  GENERAL COVENANTS

18.1 General

     The Company agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to each member of the Group, the Company must ensure that each of its Subsidiaries performs that covenant.

18.2 Authorisations

     The Company must promptly obtain, maintain and comply with the terms of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

18.3 Compliance with laws

     Each member of the Group must comply in all respects with all laws to which it is subject including without limitation, prompt payment of all taxes including VAT and PAYE, health and safety legislation, and employee legislation (including the Working Overtime Directive), in each case where failure to do so is reasonably likely to have a Material Adverse Effect.

18.4 Pari passu ranking

     The Company must ensure that its payment obligations under the Finance Documents rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

18.5 Negative pledge

(a) Except as provided below, no member of the Group may create or allow to exist any Security Interest on any of its assets.

(b)  Paragraph (a) does not apply to:

     (i)  any Security Interest constituted by the Security Agreement;

     (ii) any Security Interest comprising a netting or set-off arrangement entered into by a member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

     (iii) any lien arising by operation of law and in the ordinary course of business; and

     (iv) any Security Interest on an asset, or an asset of any person, acquired by a member of the Group after the date of this Agreement (including pursuant to the Scheme) but only for the period of six months from the date of acquisition and to the extent that the principal amount secured by that Security Interest has not been incurred or increased in contemplation of, or since, the acquisition.

18.6 Mergers

     The Company may not enter into any amalgamation, joint venture, demerger, merger or reconstruction otherwise than the Scheme or under an intra-Group re-organisation on a solvent basis or other transaction or otherwise precisely consented to by the Lender (such consent not being unreasonably withheld).

18.7 Acquisitions

(a) Except as provided below, no member of the Group may make any acquisition or investment.

(b)  Paragraph (a) does not apply to:

     (i)  acquisitions or investments made in the ordinary course of trade;

     (ii) acquisitions pursuant to the Scheme;

     (iii) acquisitions where the consideration (when aggregated with the consideration of any other acquisition not allowed under the preceding sub-paragraphs) does not exceed U.S.$100,000 or its equivalent in any financial year of the Company.

18.8 Insurance

     Each member of the Group must insure its business and assets with insurance companies to such an extent and against such risks as companies engaged in a similar business normally insure, except that: (i) this shall not include any insurance in relation to book debts or other receivables; and (ii) Subsidiaries acquired pursuant to the Scheme shall have one month from the date of the Scheme becoming effective, to obtain such insurance.

18.9 Dividends and Distributions

     The Company must obtain prior written approval from the Lender if it is to pay coupons, dividends and/or redeem any shares in excess of (pound)25,000 in any rolling period of 12 months.

18.10 Intellectual Property

     The Company will comply with material obligations in relation to any intellectual property rights it has.

18.11 De-listing, de-registration and re-incorporation of Target

     The Company shall procure that Target shall, as soon as is reasonably practicable, after the Funding Date:

     (a)  be de-listed and de-registered from the Nasdaq National Market;

     (b) be re-incorporated as a private limited company under the Companies Act 1985; and

     (c) so far as legally possible, complete all necessary procedures under sections 155-158 of the Companies Act 1985, to enable Target and its relevant Subsidiaries and the

          Company to repay the Loan using the cash of the Target Group and the proceeds of drawings under a new(pound)10,000,000 multi currency invoice discount facilities with the Lender and GMAC Commercial Finance LLC (the Take Out Facilities) to be on the terms substantially agreed between the Company, the Lender and GMAC Commercial Finance LLC pursuant to the term sheet dated 22 January, 2003 (as updated by a revised draft dated 3rd April, 2003) , and to do all such things, so far as legally possible, including the making of intra group loans and the provision of security and the satisfaction of the conditions to the Take Out Facilities, and the payment of fees, as are necessary or desirable for this purpose.

18.12 Security

     In the event that the Loan is not repaid in full by the Final Maturity Date, the Company will use all reasonable efforts to procure that, so far as legally possible and practicable, each of its Subsidiaries creates security over its assets in favour of the Lender as security for the Company's obligations under this Agreement.

18.13 Refinancing and servicing of the Loan

(a) Following the Filing Date, the Company will, as far as is legally possible, procure that none of its Subsidiaries will amend its trading terms in a manner which would materially and adversely affect its ability to raise finance to refinance the Loan from a lender acting reasonably.

(b) Following the Filing Date, the Company will, as far is legally possible, procure that the assets of the Target and its Subsidiaries are available to assist the Company in servicing the Loan, it being understood that Target's ability to pay dividends to the Company is restricted in accordance with the terms of the Scheme.

(c) Following the Filing Date, the Company will, as far as is legally possible, and as far as may be necessary to enable the Loan to be refinanced, procure that the receivables owing the Target and its Subsidiaries will be treated in such a manner that they may qualify as eligible receivables for the purposes of a receivables financing facility to be entered between the Company and the Lender in the form separately agreed between them and initialled for the purposes of identification by them.

19.  DEFAULT

19.1 Events of Default

(a)  Each of the events set out in this Clause is an Event of Default.

(b)  In this Clause:

     Material Group Member means the Company or a Material Subsidiary; and

     Permitted Transaction means:

     (i) an intra-Group re-organisation of a Material Subsidiary on a solvent basis; or

     (ii) any steps taken in connection with the dissolution of Euromedica France S.A.; or

     (iii) any other transaction agreed by the Lender.

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

19.2 Non-payment

     The Company does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:

     (a)  is caused by technical or administrative error; and

     (b)  is remedied within five Business Days of the due date.

19.3 Breach of other obligations

     The Company does not materially comply with any other term of the Finance Documents not already referred to in this Clause, unless the non-compliance:

     (i)  is capable of remedy; and

     (ii) is remedied within 30 days of the earlier of the Lender giving notice and the Company becoming aware of the non-compliance.

19.4 Misrepresentation

     A Representation made or repeated by the Company in any Finance Document or in any certificate delivered by or on behalf of the Company under any Finance Document is incorrect in any material respect when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation:

     (a)  are capable of remedy; and

     (b) are remedied within 30 days of the earlier of the Lender giving notice and the Company becoming aware of the misrepresentation.

19.5 Cross-default

     Any of the following occurs in respect of a Material Group Member:

     (a) any of its Financial Indebtedness is not paid when due (after the expiry of any applicable grace period);

     (b)  any of its Financial Indebtedness:

          (i)  becomes prematurely due and payable;

          (ii) is placed on demand; or

          (iii) is capable of being declared by a creditor to be prematurely due and payable or being placed on demand,

          in each case, as a result of an event of default (howsoever described); or

     (c) any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default (howsoever described),

     unless the aggregate amount of Financial Indebtedness falling within paragraphs (a) - (c) above is less than U.S.$100,000 or its equivalent.

19.6 Insolvency

     Any of the following occurs in respect of a Material Group Member:

     (a) it is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or insolvent;

     (b)  it admits its inability to pay its debts as they fall due;

     (c) it suspends making payments on its debts generally or announces an intention to do so;

     (d) by reason of actual or anticipated financial difficulties, it begins negotiations with its principal creditors for the rescheduling of any of its indebtedness; or

     (e)  a moratorium is declared by it in respect of any of its indebtedness.

19.7 Insolvency proceedings

(a) Except as provided below, any of the following occurs in respect of Material Group Member:

     (i) any procedural step is taken with a view to a moratorium or a composition, assignment or similar arrangement with its creditors generally;

     (ii) a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court for, its winding-up, administration or dissolution or any such resolution is passed;

     (iii) any person presents a petition, or files documents with a court, for its winding-up, administration or dissolution;

     (iv) an order for its winding-up, administration or dissolution is made;

     (v) any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

     (vi) its directors, shareholders or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

     (vii) any other analogous step or procedure is taken in any jurisdiction.

(b)  Paragraph (a) does not apply to:

     (i)  any step or procedure which is part of a Permitted Transaction; or

     (ii) a petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within 30 days.

19.8 Creditors' process

     Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of a Material Group Member, having an aggregate value of U.S.$100,000, and is not discharged within 30 days.

19.9 Cessation of business

     A Material Group Member ceases, or threatens to cease, to carry on business except:

     (a)  as part of a Permitted Transaction; or

     (b)  as a result of any disposal allowed under this Agreement.

19.10 Effectiveness of Finance Documents

(a) It is or becomes unlawful by reason of a change of law for the Company to perform any of its payment obligations under the Finance Documents.

(b) The Company repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

19.11 Material adverse change

     Any event or series of events occurs which would have a Material Adverse Effect.

19.12 Acceleration

     If a Default is outstanding, the Lender may, by notice to the Company:

     (a)  cancel the Commitment; and/or

     (b) declare that all or part of any amounts outstanding under the Finance Documents are:

          (i)  immediately due and payable; and/or

          (ii) payable on demand by the Lender.

     Any notice given under this Subclause will take effect in accordance with its terms.

20.  EVIDENCE AND CALCULATIONS

20.1 Accounts

     Accounts maintained by the Lender in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

20.2 Certificates and determinations

     Any certification or determination by the Lender of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

20.3 Calculations

     Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or otherwise, depending on what the Lender determines is market practice.

21.  FEES

21.1 Closing fee

     The Company must pay to the Lender within two Business Days after the date of this Agreement, a closing fee of (pound)31,250.

21.2 Utilisation fee

     The Company must pay to the Lender on the earlier of the Utilisation Date and the date of the first drawing under the Take Out Facilities, a fee of (pound)93,750. The fee will be deducted from the proceeds of the Utilisation or, as the case may be, the first drawing under the Take Out Facilities.

21.3 Conditional fee

     In the event that the Filing Date does not occur within four months after the date of this Agreement, the Company must pay to the Lender a fee of (pound)10,000 per month or part thereof, which will be payable monthly in advance during the remainder of the Availability Period until the Filing Date occurs.

22.  INDEMNITIES AND BREAK COSTS

22.1 Currency indemnity

(a) The Company must, as an independent obligation, indemnify the Lender against any loss or liability which the Lender incurs as a consequence of:

     (i) the Lender receiving an amount in respect of the Company's liability under the Finance Documents; or

     (ii) that liability being converted into a claim, proof, judgment or order,

     in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b) Unless otherwise required by law, the Company waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

22.2 Other indemnities

(a) The Company must indemnify the Lender against any loss or liability which the Lender incurs as a consequence of:

     (i)  the occurrence of any Event of Default;

     (ii) any failure by the Company to pay any amount due under a Finance Document on its due date;

     (iii) (other than by reason of negligence or default by the Lender) the Loan not being made after the Request has been delivered for the Loan;

     (iv) the Loan (or part of the Loan) not being prepaid in accordance with a notice of prepayment;

     (v) investigating any event which the Lender reasonably believes to be a Default; or

     (vi) acting or relying on any notice which the Lender reasonably believes to be genuine, correct and appropriately authorised.

(b) The Company's liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Loan.

22.3 Break Costs

(a)  The Company must pay to the Lender its Break Costs.

(b)  Break Costs are the amount (if any) determined by the Lender by which:

     (i) the interest which the Lender would have received for the period from the date of receipt of any part of its share in the Loan or an overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

     exceeds

     (ii) the amount which the Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c) The Lender must supply to the Company details of the amount of any Break Costs claimed by it under this Subclause.

23.  EXPENSES

23.1 Initial costs

     The Company must pay to the Lender the amount of all reasonable costs and expenses (including legal fees) reasonably incurred by it in connection with the negotiation, preparation, printing and execution of the Finance Documents.

23.2 Subsequent costs

     The Company must pay to the Lender the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:

     (a) the negotiation, preparation, printing and execution of any Finance Document executed after the date of this Agreement; and

     (b) any amendment, waiver or consent requested by or on behalf of the Company or specifically allowed by this Agreement.

23.3 Enforcement costs

     The Company must pay to the Lender the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

24.  AMENDMENTS AND WAIVERS

24.1 Waivers and remedies cumulative

     The rights of the Lender under the Finance Documents:

     (a)  may be exercised as often as necessary;

     (b)  are cumulative and not exclusive of its rights under the general law;
          and

     (c)  may be waived only in writing and specifically.

     Delay in exercising or non-exercise of any right is not a waiver of that right.

25.  CHANGES TO THE PARTIES

25.1 Assignments and transfers by the Company

     The Company may not assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of the Lender.

25.2 Assignments and transfers by the Lender

(a) The Lender may, subject to the following provisions of this Subclause, at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to any other Qualifying Lender (the New Lender).

(b)  The consent of the Company is required for any assignment or transfer.

(c) A transfer of obligations will be effective only if the New Lender confirms to the Company in form and substance satisfactory to the Company that it is bound by the terms of this Agreement as the Lender. On the transfer becoming effective in this manner the Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

25.3 Costs resulting from change of Lender or Facility Office

     If:

     (a) the Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

     (b) as a result of circumstances existing at the date the assignment, transfer or change occurs, the Company would be obliged to pay a Tax Payment or an Increased Cost, then, unless the assignment, transfer or change is made by the Lender to mitigate any circumstances giving rise to the Tax Payment, Increased Cost or a right to be prepaid and/or cancelled by reason of illegality, the Company need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

26.  DISCLOSURE OF INFORMATION

(a) The Lender must keep confidential any information supplied to it by or on behalf of the Company and the Target in connection with the Finance Documents. However, the Lender is entitled to disclose information:

     (i) which is publicly available, other than as a result of a breach by the Lender of this Clause;

     (ii) in connection with any legal or arbitration proceedings;

     (iii) if required to do so under any law or regulation;

     (iv) to a governmental, banking, taxation or other regulatory authority;

     (v)  to its professional advisers;

     (vi) to the extent allowed under paragraph (b) below; or

     (vii) with the agreement of the Company.

(b) The Lender may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a participant):

     (i)  a copy of any Finance Document; and

     (ii) any information which the Lender has acquired under or in connection with any Finance Document.

     However, before a participant may receive any confidential information, it must agree with the Lender to keep that information confidential on the terms of paragraph (a) above.

     This Clause supersedes any previous confidentiality undertaking given by the Lender in connection with this Agreement.

27.  SET-OFF

     The Lender may set off any matured obligation owed to it by the Company under the Finance Documents (to the extent beneficially owned by the Lender) against any obligation (whether or not matured) owed by the Lender to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Lender may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

28.  SEVERABILITY

     If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that shall not affect:

     (a) the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

     (b) the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

29.  COUNTERPARTS

     Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

30.  NOTICES

30.1 In writing

(a) Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given in person, by post, or fax.

(b) For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c) Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

30.2 Contact details

(a)  The contact details of the Company for this purpose are:

     Address:    Marine Court, The Parade, Isle of Wight PO31 7QJ
     Fax number: 01983 284909

     Attention:  The Company Secretary

(b)  The contact details of the Lender for this purpose are:

     Address:    33-35 Cornhill, London, EC3V 3ND
     Fax number: 01273 864 136

     Attention:  Alan Hooper/Brent Osborne

(c) The Company or the Lender may change their contact details by giving five Business Days' notice to the other Party.

(d) Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

30.3 Effectiveness

(a) Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

     (i)  if delivered in person, at the time of delivery;

     (ii) if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

     (iii) if by fax, when received in legible form; and

     (iv) if by e-mail or any other electronic communication, when received in legible form.

(b) A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c) A communication to the Lender will only be effective on actual receipt by it.

31.  GOVERNING LAW

     This Agreement is governed by English law.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

                                   SCHEDULE 1

                                   PRE-SIGNING

Company

1.   A copy of the constitutional documents of the Company.

2. A copy of a resolution of the board of directors or a committee of the board of directors of the Company approving the terms of, and the transactions contemplated by, this Agreement.

3. A specimen of the signature of each person authorised on behalf of the Company to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

4.   A certificate of an authorised signatory of the Company:

     (a) confirming that utilising the Commitment in full would not breach any limit binding on it; and

     (b) certifying that each copy document specified in paragraphs 1 to 4 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

Security Document

5. The Security Document duly executed by the Company, granting the Lender a first fixed and floating charge over the Shares, all benefits in respect of insurance, all beneficial interest in any pension fund, its goodwill, its uncalled capital and all other assets.

Legal opinions

6. A legal opinion of Allen & Overy legal advisers to the Company, addressed to the Lender.

Other documents and evidence

7. The draft Original Press Release, substantially in the form agreed by the Lender on or prior to the date of this Agreement.

8. (a) The draft Circular, in a form which substantially reflects the Original Press Release.

     (b)  The draft 13e Filing to be made in the U.S.A.

9.   A copy of the opening balance sheet of the Company.

10. Evidence that the overall facilities meet with the Company's ongoing cash flow requirements.

11.  A copy of the Financial Due Diligence Report.

12. A copy of up to date management accounts of Target and a detailed sources and uses of cash as at the projected closing and a pro forma combined balance sheet of the Company reflecting any closing adjustments in detail.

13. A copy of the Share Exchange Agreement between the Company and the Sellers named in Schedule 1 of the Share Exchange Agreement containing a provision whereby at least 27.2 % of the shareholders of the Target are committed to reinvest in ordinary shares in the Company in the event the Scheme becomes effective.

14. Confirmation of the proposed structure of the issued share capital of the Company.

15. A legal opinion from Osborne Clarke in connection with the ability of the Trustees (as defined therein) to enter into, inter alia, the Share Exchange Agreement.

16.  A copy of the Legal Due Diligence Report.

17.  A copy of the Fee Letter.

18. An undertaking in relation to the further subscription of shares in the capital of the Company.

                                   SCHEDULE 2

                                 FORM OF REQUEST

To:   GMAC Commercial Credit Finance plc

From: Ohsea Holdings Limited

Date: [__________], 2003

   OHSEA HOLDINGS LIMITED - U.S.$14,000,000 Credit Agreement dated 14th April,
                                      2003
                                (the Agreement)

1.   We refer to the Agreement. This is a Request.

2.   We wish to borrow the Loan on the following terms:

     (a)  Utilisation Date: [________]

     (b)  Amount: U.S. $[________]

     (c)  Term: [________].

3.   Our payment instructions are: [________].


By:

Ohsea Holdings Limited

                                   SCHEDULE 3

                           FORM OF SECURITY AGREEMENT

THIS DEED is dated [______] between:

(1)  OHSEA HOLDINGS LIMITED (Registered number 4493380) (the "Chargor"); and

(2)  GMAC COMMERCIAL FINANCE PLC (the "Lender").

BACKGROUND:

(A) The Chargor enters into this Deed in connection with the Credit Agreement (as defined below).

(B) It is intended that this document takes effect as a deed notwithstanding the fact that a party may only execute this document under hand.

IT IS AGREED as follows:

1.   INTERPRETATION

1.1  Definitions

     In this Deed:

     "Act"

     means the Law of Property Act 1925.

     "Credit Agreement"

     means the U.S.$ 14,000,000 credit agreement dated 14th April, 2003 between the parties to this Deed.

     "Insurances"

     means all contracts and policies of insurance taken out by or on behalf of the Chargor or (to the extent of its interest) in which the Chargor has an interest.

     "Receiver"

     means a receiver and manager or (if the Lender so specifies in the relevant appointment) a receiver, in either case, appointed under this Deed.

     "Related Rights"

     means any dividend or interest paid or payable in relation to any Share and any rights, moneys or property accruing or offered at any time in relation to any Shares by way of redemption, substitution, exchange, bonus or preference, under option rights or otherwise.

     "Secured Liabilities"
     means all present and future obligations and liabilities (whether actual or contingent and whether owed jointly or severally or in any other capacity whatsoever) of the Chargor to the Lender under each Finance Document to which the Chargor is a party and any other financing document entered into from time to time between the Lender and the Company including, without limitation, the Take Out Facilities or any of them to which the Chargor is a party except for any obligation which, if it were so included, would result in this Deed contravening Section 151 of the Companies Act 1985. The term "Finance Document" includes all amendments and supplements including supplements providing for further advances.

     "Security Assets"

     means all assets of the Chargor the subject of any security created by this Deed.

     "Security Period"

     means the period beginning on the date of this Deed and ending on the date on which the Lender is satisfied that all the Secured Liabilities have been unconditionally and irrevocably paid and discharged in full.

     "Shares"

     means any shares owned by the Chargor in the capital of the Target.

     "Target"

     means Professional Staff plc (Company number 2459997).

1.2  Construction

(a) Capitalised terms defined in the Credit Agreement have, unless expressly defined in this Deed, the same meaning in this Deed.

(b) The provisions of Clause 1.2 (Construction) of the Credit Agreement apply to this Deed as though they were set out in full in this Deed except that references to the Credit Agreement are to be construed as references to this Deed.

(c) The terms of the other Finance Documents and of any side letters between any Parties in relation to any Finance Document are incorporated in this Deed to the extent required to ensure that any purported disposition of the Mortgaged Property contained in this Deed is a valid disposition in accordance with Section 2(1) of the Law of Property (Miscellaneous Provisions) Act 1989.

(d) If the Lender considers that an amount paid by the Chargor to the Lender under a Finance Document is capable of being avoided or otherwise set aside on the liquidation or administration of the Chargor or otherwise, then that amount shall not be considered to have been irrevocably paid for the purposes of this Deed.

(e) A person who is not a party to this Deed may not enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

2.   FIXED SECURITY

2.1  Creation of fixed security

     The Chargor, as security for the payment of all the Secured Liabilities, charges in favour of the Lender:

     (a)  by way of a first legal mortgage:

          (i) all Shares held by it now or in the future and/or any nominee on its behalf and all Related Rights accruing to the Shares; and

     (b)  by way of first fixed charge:

          (i) (to the extent that they are not the subject of a mortgage under paragraph (a) above) its interest in all the Shares and their Related Rights;

          (ii) all benefits in respect of the Insurances and all claims and returns of premiums in respect of them;

          (iii)any beneficial interest, claim or entitlement of the Chargor in any pension fund;

          (iv) its goodwill; and

          (v)  its uncalled capital.

3.   FLOATING CHARGE

3.1  Creation of floating charge

     The Chargor, as security for the payment of all of the Secured Liabilities, charges in favour of the Lender by way of a first floating charge all its assets not otherwise effectively mortgaged or charged by way of fixed mortgage or charge by Clause 2 (Fixed Security).

3.2  Conversion

     The Lender may by notice to the Chargor convert the floating charge created by this Deed into a fixed charge as regards all or any of the Chargor's assets specified in the notice if:

     (a)  an Event of Default is outstanding; or

     (b) the Lender considers those assets to be in danger of being seized or sold under any form of distress, attachment, execution or other legal process or to be otherwise in jeopardy.

4.   COVENANTS FOR TITLE

     Each mortgage, charge and assignment created under this Deed is made by the Chargor with full title guarantee in accordance with the Law of Property (Miscellaneous Provisions) Act 1994.

5.   REPRESENTATIONS AND WARRANTIES

5.1  Representations and warranties

     The Chargor makes the representations and warranties set out in this Clause 5 to the Lender.

5.2  Security

     This Deed creates those Security Interests it purports to create and is not liable to be avoided or otherwise set aside on the liquidation or administration of the Chargor or otherwise.

5.3  Times for making representations and warranties

     The representations and warranties set out in this Clause 5 are made on the date of this Deed and are deemed to be repeated by the Chargor on each date during the Security Period with reference to the facts and circumstances then existing.

6.   GENERAL UNDERTAKINGS

6.1  Duration

     The undertakings in this Clause 6 remain in force throughout the Security Period.

6.2  Restrictions on dealing

     The Chargor shall not:

     (a) create or permit to subsist any Security Interest on any Security Asset other than any Security Interest created by this Deed; or

     (b) sell, transfer, grant, or lease or otherwise dispose of any Security Asset, except for the disposal in the ordinary course of trade of any Security Asset subject to the floating charge created under Clause 3.1 (Creation of floating charge).

6.3  Deposit of Shares

     The Chargor shall:

     (a) deposit with the Lender, or as the Lender may direct, all certificates and other documents of title or evidence of ownership in relation to the Shares and their Related Rights; and

     (b) execute and deliver to the Lender all share transfers and other documents which may be requested by the Lender in order to enable the Lender or its nominees to be registered as the owner or otherwise obtain a legal title to the Shares and their Related Rights.

7.   WHEN SECURITY BECOMES ENFORCEABLE

     The security constituted by this Deed shall become immediately enforceable upon the occurrence of an Event of Default and the power of sale and other powers conferred by Section 101 of the Act, as varied or amended by this Deed, shall be immediately exercisable upon and at any time after the occurrence of any Event of Default. After the security constituted by this Deed has become enforceable, the Lender may in its absolute discretion enforce all or any part of the security in any manner it sees fit.

8.   ENFORCEMENT OF SECURITY

8.1  General

     For the purposes of all powers implied by statute, the Secured Liabilities are deemed to have become due and payable on the date of this Deed and
     Section 103 of the Act (restricting the power of sale) and Section 93 of the Act (restricting the right of consolidation) do not apply to the security constituted by this Deed. The statutory powers of leasing conferred on the Lender are extended so as to authorise the Lender to lease, make agreements for leases, accept surrenders of leases and grant options as the Lender may think fit and without the need to comply with any provision of section 99 or 100 of the Act.

8.2  Shares

     After the security constituted by this Deed has become enforceable, the Lender may exercise (in the name of the Chargor and without any further consent or authority on the part of the Chargor) any voting rights and any powers or rights which may be exercised by the person or persons in whose name any Share and its Related Rights are registered or who is the holder of any of them or otherwise (including all the powers given to trustees by Section 10(3) and (4) of the Trustee Act, 1925 as amended by Section 9 of the Trustee Investment Act, 1961 in respect of securities or property subject to a trust). Until that time, the voting rights, powers and other rights in respect of the Shares shall (if exercisable by the Lender) be exercised in any manner which the Chargor may direct in writing.

8.3  No liability as mortgagee in possession

     Neither the Lender nor any Receiver will be liable, by reason of entering into possession of a Security Asset, to account as mortgagee in possession or for any loss on realisation or for any default or omission for which a mortgagee in possession might be liable.

8.4  Agent of the Chargor

     Each Receiver is deemed to be the agent of the Chargor for all purposes and accordingly is deemed to be in the same position as a Receiver duly appointed by a mortgagee under the Act. The Chargor alone shall be responsible for his contracts, engagements, acts, omissions, defaults and losses and for liabilities incurred by him and the Lender shall not incur any liability (either to the Chargor or to any other person) by reason of the Lender making his appointment as a Receiver or for any other reason.

8.5  Privileges

     Each Receiver and the Lender is entitled to all the rights, powers, privileges and immunities conferred by the Act on mortgagees and receivers when such receivers have been duly appointed under the Act, except that
     Section 103 of the Act does not apply.

8.6  Protection of third parties

     No person (including a purchaser) dealing with the Lender or a Receiver or its or his agents will be concerned to enquire:

     (a)  whether the Secured Liabilities have become payable; or

     (b) whether any power which the Lender or the Receiver is purporting to exercise has become exercisable; or

     (c)  whether any money remains due under the Finance Documents; or

     (d)  how any money paid to the Lender or to the Receiver is to be applied.

8.7  Redemption of prior Mortgages

     At any time after the security constituted by this Deed has become enforceable, the Lender may:

     (a)  redeem any prior Security Interest against any Security Asset; and/or

     (b)  procure the transfer of that Security Interest to itself; and/or

     (c) settle and pass the accounts of the prior mortgagee, chargee or encumbrancer; any accounts so settled and passed shall be conclusive and binding on the Chargor.

     All principal moneys, interest, costs, charges and expenses of and incidental to any such redemption and/or transfer shall be paid by the Chargor to the Lender on demand.

9.   RECEIVER

9.1  Appointment of Receiver

     (a) At any time after the security constituted by this Deed becomes enforceable or, if the Chargor so requests the Lender in writing, at any time, the Lender may without further notice appoint by deed, under seal or in writing under its hand any one or more persons to be a Receiver of all or any part of the Security Assets in like manner in every respect as if the Lender had become entitled under the Act to exercise the power of sale conferred under the Act.

     (b)  Section 109(1) of the Act shall not apply to this Deed.

9.2  Removal

     The Lender may by writing under its hand (subject to any requirement for an order of the court in the case of an administrative receiver) remove any Receiver appointed by it and may, whenever it deems it expedient, appoint a new Receiver in the place of any Receiver whose appointment may for any reason have terminated.

9.3  Remuneration

     The Lender may fix the remuneration of any Receiver appointed by it and the maximum rate specified in Section 109(6) of the Act shall not apply.

9.4  Relationship with Lender

     To the fullest extent permitted by law, any right, power or discretion conferred by this Deed (either expressly or impliedly) upon a Receiver of the Security Assets may after the security created by this Deed becomes enforceable be exercised by the Lender in relation to any Security Asset without first appointing a Receiver or notwithstanding the appointment of a Receiver.

10.  POWERS OF RECEIVER

10.1 General

     (a) Each Receiver has, and is entitled to exercise, all of the rights, powers and discretions set out below in this Clause 10 in addition to those conferred by the Act on any receiver appointed under the Act.

     (b) If there is more than one Receiver holding office at the same time, each Receiver may (unless the document appointing him states otherwise) exercise all of the powers conferred on a Receiver under this Deed individually and to the exclusion of any other Receivers.

     (c)  Each Receiver has all the rights, powers and discretions set out in
          Schedule 1 to the Insolvency Act, 1986.

     (d) A Receiver who is an administrative receiver of the Chargor has all the rights, powers and discretions of an administrative receiver under the Insolvency Act 1986.

10.2 Possession

     A Receiver may take immediate possession of, get in and collect any Security Assets.

10.3 Carry on business

     A Receiver may carry on the business of the Chargor as he thinks fit.

10.4 Protection of assets

     A Receiver may:

     (a) make and effect all repairs and insurances and do all other acts which the Chargor might do in the ordinary conduct of its business as well for the protection as for the improvement of the Security Assets; and

     (b) apply for and maintain any planning permission, building regulation approval or any other permission, consent or licence,

     in each case as he may think fit.

10.5 Employees

     A Receiver may appoint and discharge managers, officers, agents, accountants, servants, workmen and others for the purposes of this Deed upon such terms as to remuneration or otherwise as he may think proper and discharge any such persons appointed by the Chargor.

10.6 Borrow money

     A Receiver may raise and borrow money either unsecured or on the security of any Security Asset either in priority to the security constituted by this Deed or otherwise and generally on any terms and for whatever purpose which he thinks fit. No person lending that money is concerned to enquire as to the propriety or purpose of the exercise of that power or to check the application of any money so raised or borrowed.

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10.7 Sale of assets

     A Receiver may sell, exchange, convert into money and realise any Security Asset by public auction or private contract and generally in any manner and on any terms which he thinks proper. The consideration for any such transaction may consist of cash, debentures or other obligations, shares, stock or other valuable consideration and any such consideration may be payable in a lump sum or by instalments spread over such period as he thinks fit. Fixtures, other than landlords fixtures, may be severed and sold separately from the property containing them without the consent of the Chargor.

10.8 Compromise

     A Receiver may settle, adjust, refer to arbitration, compromise and arrange any claims, accounts, disputes, questions and demands with or by any person who is or claims to be a creditor of the Chargor or relating in any way to any Security Asset.

10.9 Legal Actions

     A Receiver may bring, prosecute, enforce, defend and abandon all actions, suits and proceedings in relation to any Security Asset which may seem to him to be expedient.

10.10 Receipts

     A Receiver may give valid receipts for all moneys and execute all assurances and things which may be proper or desirable for realising any Security Asset.

10.11 Subsidiaries

     A Receiver may form a Subsidiary of the Chargor and transfer to that Subsidiary any Security Asset.

10.12 Delegation

     A Receiver may delegate his powers in accordance with Clause 13
     (Delegation).

10.13 Other powers

     A Receiver may:

     (a) do all other acts and things which he may consider desirable or necessary for realising any Security Asset or incidental or conducive to any of the rights, powers or discretions conferred on a Receiver under or by virtue of this Deed; and

     (b) exercise in relation to any Security Asset all the powers, authorities and things which he would be capable of exercising if he were the absolute beneficial owner of the same,

     and may use the name of the Chargor for any of the above purposes.

11.  APPLICATION OF PROCEEDS

     Any moneys received by the Lender or any Receiver after the security constituted by this Deed has become enforceable shall be applied in the following order of priority (but without prejudice to the right of the Lender to recover any shortfall from the Chargor):

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     (a)  in satisfaction of or provision for all costs and expenses incurred by the Lender or any Receiver and of all remuneration due to the Receiver under this Deed;

     (b) in or towards payment of the Secured Liabilities or such part of them as is then due and payable; and

     (c) in payment of the surplus (if any) to the Chargor or other person entitled to it.

12.  EXPENSES AND INDEMNITY

     The Chargor shall forthwith on demand pay all reasonable costs and expenses (including legal fees) incurred in connection with this Deed by the Lender, any Receiver, attorney, manager, agent or other person appointed by the Lender under this Deed, and keep each of them indemnified against any failure or delay in paying the same (including any arising from any actual or alleged breach by any person of any Environmental Law or Licence).

13.  DELEGATION

     The Lender and any Receiver may delegate by power of attorney or in any other manner to any person any right, power or discretion exercisable by them under this Deed. Any such delegation may be made upon the terms (including power to sub-delegate) and subject to any regulations which the Lender or such Receiver (as the case may be) may think fit. Neither the Lender nor any Receiver will be in any way liable or responsible to the Chargor for any loss or liability arising from any act, default, omission or misconduct on the part of any such delegate or sub-delegate.

14.  FURTHER ASSURANCES

     The Chargor shall, at its own expense, take whatever action the Lender or a Receiver may require for:

     (a) perfecting or protecting the security intended to be created by this Deed over any Security Asset;

     (b) facilitating the realisation of any Security Asset or the exercise of any right, power or discretion exercisable, by the Lender or any Receiver or any of its or their delegates or sub-delegates in respect of any Security Asset, including the execution of any transfer, conveyance, assignment or assurance of any property whether to the Lender or to its nominees, and the giving of any notice, order or direction and the making of any registration, which in any such case, the Lender may think expedient.

15.  POWER OF ATTORNEY

     The Chargor, by way of security, irrevocably and severally appoints the Lender, each Receiver and any of their delegates or sub-delegates to be its attorney to take any action which the Chargor is obliged to take under this Deed, including under Clause 14 (Further Assurances). The Chargor ratifies and confirms whatever any attorney does or purports to do pursuant to its appointment under this Clause.

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16.  MISCELLANEOUS

16.1 Covenant to pay

     The Chargor shall pay or discharge the Secured Liabilities in the manner provided for in the Finance Documents.

16.2 Continuing security

     The security constituted by this Deed is continuing and will extend to the ultimate balance of all the Secured Liabilities, regardless of any intermediate payment or discharge in whole or in part.

16.3 Additional security

     The security constituted by this Deed is in addition to and is not in any way prejudiced by any other security now or subsequently held by the Lender for any Secured Liability.

16.4 Tacking

     The Lender shall perform its obligations under the Credit Agreement (including any obligation to make available further advances).

16.5 New Accounts

     If the Lender receives, or is deemed to be affected by, notice, whether actual or constructive, of any subsequent charge or other interest affecting any Security Asset and/or the proceeds of sale of any Security Asset, the Lender may open a new account with the Chargor. If the Lender does not open a new account, it shall nevertheless be treated as if it had done so at the time when it received or was deemed to have received notice. As from that time all payments made to the Lender will be credited or be treated as having been credited to the new account and will not operate to reduce any amount for which this Deed is security.

16.6 Time deposits

     Without prejudice to any right of set-off the Lender may have under any other Finance Document or otherwise, if any time deposit matures on any account the Chargor has with the Lender at a time within the Security Period when:

     (a)  this security has become enforceable; and

     (b)  no amount of the Secured Liabilities is due and payable,

     that time deposit shall automatically be renewed for any further maturity which the Lender considers appropriate.

16.7 Notice of assignment

     This Deed constitutes notice in writing to the Chargor of any charge or assignment of a debt owed by the Chargor to any other member of the Group contained in any other Security Document.

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17.  RELEASE

     Upon the expiry of the Security Period (but not otherwise), the Lender shall, at the request and cost of the Chargor, take whatever action is necessary to release the Security Assets from the security constituted by this Deed.

18.  GOVERNING LAW

     This Deed is governed by English law.

This Deed has been entered into as a deed on the date stated at the beginning of this Deed.

Signatories

Executed as a deed by               )
OHSEA HOLDINGS LIMITED)
Acting by                           )

     Director

     Director/Secretary

The Lender

GMAC COMMERCIAL FINANCE PLC


By:

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                                   SCHEDULE 4

                                 GROUP STRUCTURE

                               GROUP STRUCTURE OF
                             PROFESSIONAL STAFF PLC

                                   [FLOWCHART]

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

                                   SIGNATORIES

Company

OHSEA HOLDINGS LIMITED


By: ANDREW WILSON


Lender

GMAC COMMERCIAL FINANCE PLC


By: D. MORRIS

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